Exhibit 10.15
CONSULTING AGREEMENT
(Founder Emeritus)

This Consulting Agreement (the "Agreement") is made and entered into as of the date last set forth below, to be effective as of the Commencement Date (defined below), by and between Heska Corporation, a Delaware corporation ("Heska" or the "Company"), and Robert B. Grieve, Ph.D. (the "Founder") or Founder's assignee as set forth below.

RECITALS

Founder is a founder of the Company and has served as its long-time Chair ("Chair") of the Board of Directors (the "Board"), and Chief Executive Officer ("CEO").

In furtherance of the Board's succession planning for Heska's executive team, the Board desires to separate the positions of Chair and CEO, appoint a new CEO and continue the employment of Founder as Executive Chair on the terms and conditions set forth in a new Employment Agreement (the "Employment Agreement"), which shall become effective immediately prior to public announcement of the Company's earnings for the fiscal year ended December 31, 2013.

The Board further desires to enter into this Agreement in conjunction with the Employment Agreement, to continue to make available to Heska the benefits of Founder's industry experience, institutional knowledge, consulting services and intellectual property contributions following expiration or termination of the Employment Agreement, on the terms and conditions set forth below.

AGREEMENT

In consideration of the mutual covenants and undertakings set forth below, the parties agree as follows:

1. Commencement Date; Engagement; Scope.  Heska hereby engages Founder as an independent contractor consultant to the Chair of the Board of Heska, subject to the provisions for earlier termination in Section 12, commencing on the Commencement Date and continuing for a period of five (5) years thereafter (the "Term").  The "Commencement Date" shall be the date that the Employment Agreement expires or is terminated for any reason.

2. Compensation; Expense Reimbursement; Support.

(a) In consideration for Founder's consulting services and the covenants set forth in this Agreement, Heska shall pay to Founder an annual consulting fee (the "Fee") of One Hundred Thousand Dollars ($100,000.00) during the Term, payable in equal monthly installments on the last day of each month to Founder, or to a trade name or business name provided by Founder.

(b) In addition to the foregoing, Heska will reimburse Founder for his reasonable out-of-pocket travel, entertainment, and other expenses, in accordance with Heska's expense reimbursement policies as in effect from time to time.

(c) During the Term, Heska will provide Founder administrative staff support commensurate with the consulting services requested of him hereunder from time to time, and IT support, cell phone and computer equipment and upgrades generally provided to senior executives of Heska.

(d) During the Term, any equity awards held by Founder subject to vesting upon termination of the Employment Agreement (including but not limited to any such awards that are not accelerated upon termination of the Employment Agreement) shall continue to vest in accordance with their terms and the applicable plans and policies of Heska.

3. Fringe Benefits.  During the Term, Founder and his dependents will be eligible to participate in all Heska health insurance benefits and executive health programs that are applicable to senior executives of Heska, and to the extent that Founder is not eligible to participate in accordance with the terms of such programs or benefits, the Company will provide substantially comparable substitute benefits to Founder and his dependents.  Because Founder is engaged as an independent contractor, Founder is not eligible for, nor entitled to, and shall not participate in, any of the Company's other benefit plans, any fringe benefits, workers' compensation insurance allowances, programs, reimbursements, or the like, which the Company makes available to its employees.

4. Reporting; Consulting Duties.  Founder will consult to the Chair of the Company's Board of Directors and at the Chair's request, the Company's Chief Executive Officer, with respect to services performed under this Agreement.  Founder will provide consulting services regarding Heska business, strategy, personnel and other matters reasonably requested by the Chair from time to time at times to be mutually agreed.  Founder shall not be required to maintain office hours, or to provide services in excess of ten (10) hours per month.

5. Outside Activities.  Heska acknowledges that Founder will devote substantial time in connection with endeavors outside of the scope of this Agreement.  Notwithstanding the foregoing, (a) such outside endeavors shall not prevent Founder from timely completing the services for Heska pursuant to this Agreement, and (b) without the prior written consent of Heska, Founder shall not, during the course of performing services under this Agreement, engage in activity that would constitute Competition (as defined in the Employment Agreement), without the prior written consent of Heska.  Founder represents and warrants to Heska that performance by Founder of his duties under this Agreement will not violate any agreement, duty or obligation of Founder to any third party.

6. Confidentiality; Proprietary Rights and Information.

(a) Definitions.

(i) "Confidential Information" means information (including information created by Founder) which is not generally known about the Company or its business,

including without limitation about its Creations, products, projects, designs, developmental or experimental work, computer programs, software, data bases, know-how, processes, formulas, customers, business partners, suppliers, business plans, marketing plans and strategies, finances, employee compensation, or personnel, and information obtained from third parties under confidentiality agreements. The term "software" includes software in various stages of development or any product thereof and includes without limitation the literal elements of a program (source code, object code or otherwise), its audiovisual components (menus, screens, structure, and organization), any human or machine readable form of the program, and any writing or medium in which the program or the information therein is sorted, written or described, including without limitation diagrams, flow charts, designs, drawings, specifications, models, date and customer information.

(ii) "Creation" means any invention, discovery, idea, concept, design, program, process, method, work of authorship, development or improvement, modification or addition thereto (whether or not subject to copyright or patent protection and whether or not reduced to practice by Founder):  (i) relating to any past, present or reasonably anticipated business of the Company and which is or was created or otherwise developed during the Term; (ii) which is or was created or otherwise developed while performing work for the Company; or (iii) which is or was created or otherwise developed at any time using equipment, supplies, facilities, information or proprietary rights or other property of the Company.

(b) Ownership of Confidential Information. All Confidential Information which is created by Founder on behalf of Company or otherwise developed or which comes into Founder's possession or that previously came into Founder's possession on behalf of the Company shall be and remain the exclusive property of the Company. Founder will promptly disclose to the Company all Confidential Information developed by Founder. Founder will abide by any policies and procedures adopted from time to time by the Company and communicated to Founder in writing which are calculated to facilitate such disclosures.

(c) Assignment of Creations.  Founder  hereby agrees to hold in trust for the sole right and benefit of the Company and assign to the Company all of Founder's right, title and interest in and to any and all Creations created or otherwise developed, alone or in conjunction with others.  Founder further agrees to assign to any third party, including the United States government, all of Founder's right, title and interest in and to any and all Creations whenever such assignment is requested by a contract between the Company and such third party.

(d) Intellectual Property Rights in Works of Authorship.  Founder acknowledges and agrees that any intellectual property rights in Creations which are works of authorship belong to the Company and are "works made for hire" within the definition of section 101 of the United States Copyright Acts of 1976, Title 17, United States Code.  The Company or any of its direct or indirect licensees shall not be obligated to designate Founder as author of any design, software, firmware, related documentation, or any other work of authorship when distributed publicly or otherwise, nor to make any distribution to Founder resulting from the same.

(e) No Disclosure or Use of Confidential Information.  Unless authorized in writing by the Company, Founder will maintain all Confidential Information in confidence and, except as necessary in conjunction with the performance of services pursuant to this Agreement, will not copy or make notes of, divulge to anyone outside the Company or use any of the Confidential Information for Founder's own or another's benefit, either during or after the term of this Agreement.

(f) Returning the Company Documents and Tangible Property. Upon request of the Company and, in any event, upon termination of this Agreement, Founder will promptly surrender and deliver to the Company (and will not keep in Founder's possession or deliver to anyone else), and agrees not to use, any Confidential Information of the Company.

(g) Confidential Information of Third Parties.  During the Term, Founder may receive, under non-disclosure agreements agreed to by authorized representatives of the Company, information claimed by third parties to be their confidential information. Founder agrees that he will respect such agreements and will not disclose such information to any person or organization, except as is necessary in carrying out his duties under this Agreement for the Company consistent with the Company's agreement with such third parties. At the request of the Company and, in any event, upon the termination of this Agreement, Founder will promptly surrender to the Company any such information.

(h) Non-Use of Property of Third Parties.  During the Term, Founder will not improperly use or disclose any confidential or proprietary information or property of any third party (including any former employer).

7. Covenants.

(a) Non-Competition.  Founder agrees not to engage in Competition (as defined below), during the Term and for 12 months following expiration or termination of this Agreement, anywhere in the United States of America. If Founder engages in Competition (as defined below) within such period in such geographic location, all continuing payments and benefits to which Founder otherwise may be entitled pursuant to this Agreement will cease immediately. In addition to the remedy specified in the preceding sentence, the Company will have against Founder in the event of his breach of this Section 7(a) any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under this Agreement.

(b) Nonsolicitation.  Founder agrees that, during the Term and for 24 months following the expiration or termination of this Agreement, Founder, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not (i) solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the "No-Inducement"), or (ii) anywhere in the United States of America, intentionally divert business away from the Company by soliciting business from any of the Company's substantial customers and users who would otherwise have placed the solicited order with the Company (the "No Solicit"). If Founder breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Founder otherwise may be entitled pursuant to this Agreement will cease immediately. In addition to the remedy specified in the preceding sentence, the Company will have against Founder in the event of his breach of this Section 7(b) any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under this Agreement.

8. No Authority to Bind.  Founder has no authority to enter into contracts or agreements on behalf of the Company.

9. Status.  In performing services as contemplated under this Agreement, the parties acknowledge and agree that Founder is an independent contractor, not an agent or employee of the Company.  This Agreement shall not be construed to create a partnership, joint venture, or agency relationship between the Company and Founder.  The parties further acknowledge and agree as follows:  (a) the Company only retains the right to direct the results achieved by Founder and not the manner and means by which these results are to be accomplished; (b) the Company will not establish a quality standard for Founder; (c) Founder shall determine when and how he is to perform services under this Agreement; (d) the Company will neither provide nor require training for Founder; (e) Founder's services shall not be integrated into the Company's general business operations; (f) Founder is not required to work full time for the Company and may perform services for other companies subject to the provisions in this Agreement; (g) Founder shall not be required to submit regular written reports to the Company; (h) Founder shall not be paid on salary or hourly basis but instead will be paid a contract rate as set forth in this Agreement, and (i) Founder shall provide his own tools and equipment other than as set forth in this Agreement.

10. Tax Reporting and Withholding. Founder is not an employee of the Company and the Company will not withhold any income tax, FICA, Medicare, worker's compensation, or other employment taxes from payments made to Founder pursuant to this Agreement.  Founder is responsible for federal, state, and local income tax withholding, FICA, Medicare, and other withholding or employment taxes, if any, as required with respect to payments made to Founder under this Agreement.  The Company will comply with all tax reporting requirements relating to payments made to an independent contractor.  In the event any person or governmental entity attempts to hold the Company liable or responsible for income tax, FICA, Medicare, worker's compensation, or other employment taxes related to payments the Company makes to Founder under this Agreement, Founder shall indemnify and hold the Company, and its directors, officers, shareholders, employees, and agents, harmless from and against any loss or liability, including attorneys' fees, penalties, and interest.  Notwithstanding any provision of this Agreement to the contrary, Founder agrees that if the Company determines, in good faith, that withholding of taxes or other governmental charges from payments otherwise due to Founder hereunder is necessary or advisable, the Company may withhold such amounts and duly remit and report them to the appropriate governmental authority, which shall be deemed to satisfy the Company's payment obligations therefor to Founder under this Agreement.  Founder and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Internal Revenue Code (Section 409A); provided, however, that no such amendment shall materially increase the cost to, or impose any liability on, the Company with respect to any benefits contemplated or provided hereunder.  To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Founder, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

11. Workers’ Compensation and Unemployment Compensation Insurance.  Except as otherwise expressly set forth in this Agreement, Founder shall be solely responsible for all of his own insurance.  By way of example and not limitation, the Company will not obtain workers' compensation insurance or unemployment compensation insurance on behalf of Founder.  Founder shall be solely responsible for obtaining unemployment compensation insurance and workers' compensation insurance for Founder or Founder's assignee, and Founder shall be solely responsible for complying with all applicable workers' compensation and unemployment compensation laws.

12. Termination.

(a) Either party may terminate this Agreement in its sole discretion upon ten  (10) days prior written notice; provided that the Company may terminate this Agreement immediately upon written notice for Cause (as defined below).

(b) If this Agreement is terminated by Heska without Cause (as defined below), or by Founder for Good Reason (as defined below) or due to the death or Disability of Founder (including death or Disability that results in a termination of the Employment Agreement), Heska will (i) pay the Fee for the balance of the unexpired Term in equal monthly installments on the last day of each month, (ii) accelerate the vesting of any equity awards held by Founder subject to vesting that would have vested during remainder of the Term, and (iii) provide the benefits contemplated by Section 3 for the balance of the unexpired Term. Upon termination for any other reason, Founder shall have no further right to compensation under this Agreement other than any amounts that have accrued prior to, but have not been paid as of, the date of termination.

13. Definitions.

(a) Cause.  For purposes of this Agreement, "Cause" shall mean the occurrence, during the term of the Employment Agreement or during the Term, of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any crime (including one involving moral turpitude but excluding traffic violations), or a commission of any crime, whether a felony or misdemeanor, which reflects so negatively on Heska to be detrimental to Heska's image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Chair related to the scope or performance of Founder's duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Founder's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Founder's unfitness to serve; or (v) material breach or violation of Founder's obligations under this Agreement; provided that if any of the foregoing events is capable of being cured, Heska will provide notice to Founder describing the nature of such event and Founder will thereafter have 30 days to cure such event.  On the last day of such 30-day period, Heska will provide notice to Founder either: (i) that Heska considers the event cured or (ii) that Heska does not consider the event cured and the Agreement is terminated.

(b) Competition.  For purposes of this Agreement, Founder will be deemed to have engaged in "Competition" if he, without the consent of the Board or an authorized officer of any successor company to Heska, directly or indirectly provides services relating to the companion animal health industry (whether as an employee, consultant, agent, corporate officer, director, or otherwise) to, or participates in the financing, operation, management, or control of, a "Restricted Company," which for purposes of this Agreement shall mean IDEXX Laboratories, Inc., Abaxis, Inc., VCA/Antech, scil animal health company, and the Synbiotics subsidiary of Zoetis (excluding any other operations of Zoetis), or any successor thereto.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Founder from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) with a Restricted Company that is engaged in multiple lines of business, one of which includes  the companion animal health industry, so long as Founder does not provide to such line(s) of business services of a sort that differ significantly from the services he provides to the other divisions, units or affiliates for which he has responsibility within the overall organization of the Restricted Company.

(c) Disability.  For purposes of this Agreement, Disability shall have the same defined meaning as in Heska's long-term disability plan applicable to senior executive officers.

(d) Good Reason.  For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Founder's express written consent:

(i) any material breach by Heska of any provision of this Agreement; and

(ii) any successor to Heska following a Change of Control (as defined in the Employment Agreement) fails to assume or be bound by the terms and conditions of this Agreement;

provided, however, that prior to any such event constituting Good Reason, Founder shall give Heska written notice of the existence of the condition which Founder believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition shall remain uncured for a period of thirty (30) days after the date of such notice.  An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.

14. General.

(a) Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being delivered to a nationally recognized overnight courier service or (c) five (5) business days after the date of mailing if sent certified or registered mail. Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile to the Chair of the

Compensation Committee of the Board, and notice to Founder will be delivered personally or sent to Founder's last known address provided to Heska.

(b) Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Founder upon Founder's death and (b) any successor of Heska. Any such successor of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Heska. None of the rights of Founder to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution; provided, however, that Founder may transfer Founder's rights under this Agreement to a limited liability company or other corporation organized by Founder so long as Founder personally provides all services under this Agreement. Any other attempted assignment, transfer, conveyance, or other disposition of Founder's right to compensation or other benefits will be null and void.

(c) Integration.  This Agreement, together with the Confidentiality Agreement (as defined in the Employment Agreement), Heska's stock plans, Founder's stock option and restricted stock agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Employment Agreement (except for the provisions thereof that expressly survive by their terms). No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

(d) Interpretation.  Section titles and headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(e) Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(f) Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.  The parties agree that an arbitrator or court of competent jurisdiction shall reform any invalid, illegal, or unenforceable provisions to ensure such provisions are effective and valid under applicable law.

(g) Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION.

(h) Injunctive Relief; Arbitration; Attorneys' Fees.

(i) The parties acknowledge and agree that a breach of Sections 6, 7, or 13 of this Agreement by Founder would result in immediate and irreparable harm to the Company.  Therefore, in the event of Founder's breach of Sections 6, 7, or 13, the Company shall have any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under this Agreement and injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of this Section.  Injunctive relief may be granted immediately upon the commencement of any such action.

(ii) Subject to the provisions in subsection 14(h)(i) above, if any dispute arises under this Agreement or by reason of any asserted breach of it, or from the parties' employment relationship or any other relationship, either party may elect to have the dispute resolved through arbitration. The arbitration shall be binding and conducted pursuant to the rules of the American Arbitration Association and the arbitrator shall allocate the fees and expenses of such arbitration. Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants and conditions of this Agreement, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys' fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions of this Agreement. For purposes of this section, "prevailing party" includes, without limitation, a party who agrees to dismiss a suit or proceeding upon the other's payment or performance of substantially the relief sought.

(i) Survival.  Notwithstanding any other provisions in this Agreement to the contrary, Sections 6, 7, 10, 13, and 14 shall survive the expiration or termination of this Agreement.

(j) Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, Heska has caused this Agreement to be duly executed by an authorized representative thereunto duly authorized, and Founder has hereunto set his hand, all as of the day and year last written below.

HESKA CORPORATION:

By:      /s/  William A. Aylesworth
Name: William A. Aylesworth
Title: Lead Director, Acting with Authority of the Board in its Entirety

Subscribed and sworn to before me this 3/26 day of 2014 by William A. Aylesworth.

Witness my hand and official seal:           /s/ Kimberley A. Barnett______________
Notary Public
My commission expires:
       October 26, 2015

KIMBERLEY A. BARNETT MY COMMISSION EXPIRES October 26, 2015

FOUNDER:

By:      /s/  Robert B. Grieve
Name: Robert B. Grieve, Ph.D.
Title: Consultant

Subscribed and sworn to before me this 26th day of 2014 by Robert B. Grieve, Ph.D.

Witness my hand and official seal:
/s/ Laney Keefe
Notary Public
My commission expires:
LANEY KEEFE NOTARY PUBLIC STATE OF COLORADO NOTARY ID # 19984000180 MY COMMISSION EXPIRES JANUARY 09, 2018